EXHIBIT 8(l)(iii)
AMENDMENT NO. 3 TO FUND PARTICIPATION AGREEMENT
Indianapolis Life Insurance Company (successor in interest to IL Annuity and Insurance Company), Van Eck Worldwide Insurance Trust and the Trust’s investment adviser, Van Eck Associates Corporation hereby agree to amend the Participation Agreement that was dated 1995, to be effective as of June 30, 2003, as follows:
1. All references to IL Annuity and Insurance Company are hereby changed to “Indianapolis Life Insurance Company” to reflect the statutory merger of IL Annuity and Insurance Company with and into its parent, Indianapolis Life Insurance Company.
2. All references to IL Annuity and Insurance Co. Separate Account 1 are hereby changed to ILICO Separate Account 1 to reflect the name change of the Variable Account.
3. Section 25 is hereby deleted in its entirety and replaced with the following Section 25:
25.	Each notice required by this Agreement shall be given by wire and confirmed in writing to:
Indianapolis Life Insurance Company
555 South Kansas Avenue
Topeka, Kansas 66603
Attn: Michael H. Miller, Vice President
and
Ameritas Life Insurance Corp.
5900 O Street
Lincoln, Nebraska 68510
Attn: Debra Powell
Van Eck Worldwide Insurance Trust
99 Park Avenue
New York, New York 10016
Attn: President
Van Eck Associates Corporation
99 Park Avenue
New York, New York 10016
Attn: President
4. The following shall be added as Section 31 to the Participation Agreement:
31.	This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

INDIANAPOLIS LIFE INSURANCE COMPANY

		By:	/s/ James A. Smallenberger

		Name:	James A. Smallenberger
	7-31-03	Title:	Secretary

Date:

VAN ECK WORLDWIDE INSURANCE TRUST

		By:	/s/ Thomas Elwood

		Name:	Thomas Elwood
	7-2-03	Title:	Secretary

Date:

VAN ECK ASSOCIATES CORPORATION

		By:	/s/ Thomas Elwood

		Name:	Thomas Elwood
	7-2-03	Title:	VP and Secretary

Date:

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